FOR IMMEDIATE RELEASE
July 26, 2016

CONTACT:
Robin Elliott
217.365.4120
robin.elliott@busey.com

First Busey Corporation Names Stanley J. Bradshaw to Board of Directors

Champaign, IL – First Busey Corporation (NASDAQ: BUSE) has announced the appointment of Stanley J. Bradshaw as an independent director of the board effective July 25, 2016. His appointment brings the board to 13 members. As a previous adviser of Pulaski Financial Corp.—the previous holding company for Pulaski Bank, National Association ("Pulaski Bank")—for 16 years and Chairman of the Board for eight years, Stan has extensive experience serving the financial industry in St. Louis, Missouri and he has provided strategic direction for the organization through his extensive tenure. Pulaski Financial Corp. was acquired by First Busey Corporation on April 30, 2016.

Mr. Bradshaw founded Bradshaw Capital Management, LLC in 1997—an asset management and advisory firm serving institutional investors and charitable organizations—in Pinehurst, North Carolina.  Additionally, Stan served as Chairman of the Board and Chief Investment Officer of The Roosevelt Group, LLC, a Missouri-based investment company specializing in bank stocks.

Prior to founding his own company, Stan served on Mercantile Bancorporation's executive committee, and served as President and Chief Executive Officer of its predecessor—Roosevelt Financial Corporation and Roosevelt Bank, both in St. Louis.

In addition, Stan assisted in the founding of Square 1 Financial and its wholly-owned subsidiary, Square 1 Bank—which specializes in serving emerging growth companies funded by venture capitalists nationwide—where he served as Chairman of the Board for both organizations. Stan also was a director of Community First Financial Group, Inc.—the former holding company for Harrington Bank—in Chapel Hill, North Carolina.

"From serving financial organizations through his leadership to establishing his own firm, Stan has invaluable insight and knowledge of the financial services industry," said Van Dukeman, President & Chief Executive Officer of First Busey Corporation.  "With his appointment to the board, Busey will benefit from his extensive knowledge through his years of service, his experience with acquisition and integration strategies as well as his proven track record of implementing effective economic and growth plans that drive shareholder value."

"This is a tremendous opportunity to collaborate with and serve alongside a team of esteemed individuals in support of Busey," said Stan Bradshaw. "I am honored to be part of this growing organization, and I look forward to building upon Pulaski Bank's storied history and a shared commitment to providing service excellence to associates, customer and community members."

Stan participates in countless civic and charitable activities—including chairing the Bradshaw Charitable Foundation—which has focused on empowerment since 1997. He is an emeriti director of the Indiana State University Foundation in Terre Haute. He currently serves on the boards of Sandhills Community College Foundation, Inc. and the O'Neal College Preparatory School—both in Pinehurst—and he previously served on the board of Webster University in St. Louis. Stan also serves as the Chairman of the Carolina China Council, which promotes business, cultural and educational exchanges between the Carolinas and China. Finally, Stan serves as an international director of ZOE, an empowerment program serving orphans and vulnerable children in Africa and around the world.

Corporate Profile
First Busey Corporation (Nasdaq: BUSE) is an approximately $5.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation's wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and six banking centers serving southwest Florida. Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida. Busey Bank had total assets of $3.9 billion as of March 31, 2016.

Pulaski Bank, National Association, First Busey Corporation's recently acquired and wholly-owned bank subsidiary, offers a full line of quality retail and commercial banking products through thirteen full-service branch offices in the St. Louis metropolitan area. Pulaski Bank also offers mortgage loan products through loan production offices in the St. Louis, Kansas City, Chicago, and Omaha-Council Bluffs metropolitan areas and other locations across the Midwest.  Pulaski Bank had total assets of $1.6 billion as of March 31, 2016.

In addition, First Busey Corporation owns a payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 27 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.

Busey Wealth Management, Inc. is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of March 31, 2016, Busey Wealth Management's assets under care were approximately $5.0 billion.

For more information about us, visit www.busey.com and www.pulaskibank.com.